Exhibit 99.1

MOD-PAC CORP. Reports $0.01 Earnings Per Share for First Quarter 2010

  Third consecutive quarter of positive net income
  Achieves net income of $20 thousand compared with net loss of $533 thousand, despite 2.5% decline in revenue
  Excluding rationalized product line sales from 2009 first quarter, product sales grew 3.9% to $11.9 million as increases in folding cartons more than offset softness in personalized print
  Gross profit margin expands 340 basis points, reflecting positive impact of product line rationalization and productivity improvements

BUFFALO, N.Y.--(BUSINESS WIRE)--May 4, 2010--MOD-PAC CORP. (Nasdaq: MPAC), a manufacturer of custom paper board packaging and provider of personalized print products, today reported revenue of $12.0 million for the first quarter of 2010, which ended April 3, 2010, a decline of 2.5% compared with revenue of $12.3 million in the first quarter of 2009. In June of 2009, MOD-PAC exited the commercial print market and rationalized the Company’s specialty print and direct mail product line. Excluding last year’s specialty print and direct mail sales, total revenue in the first quarter of 2010 grew $0.5 million, or 4.0%, compared with the 2009 first quarter. Growth in the folding cartons business of nearly 5% offset a $0.8 million decline in print services sales.

Net income for the first quarter of 2010 was $20,000, or $0.01 per diluted share, compared with net loss of $533,000, or $0.16 per diluted share, in the first quarter of 2009. The improvement in net income reflects the effectiveness of the product line rationalization, which eliminated unprofitable businesses, combined with ongoing productivity enhancements and cost reductions.

“Our folding cartons business remains strong,” commented Mr. Daniel G. Keane, President and CEO of MOD-PAC CORP. “During the first quarter, increased demand in the custom folding cartons product line led to a growth in our market share from existing customers with high volume requirements. In addition, we are seeing a rebound in our stock packaging market, as the economy begins to strengthen and our customers have worked off their inventories.”

Core Product Lines Expand with Increasing On Time Delivery and Value Added Services

  Sales of folding cartons, which include custom folding cartons and stock packaging, were $11.2 million in the first quarter of 2010, up 4.8% from $10.7 million in the first quarter of 2009.
  Custom folding carton sales in the first quarter of 2010 were $8.7 million, up 2.2% from $8.5 million in the first quarter of 2009 as the Company captured a greater share of existing customer requirements.
  Stock packaging sales of $2.5 million in the first quarter of 2010 rebounded 15.1% from $2.2 million in the first quarter of 2009. The stock packaging line had been impacted by economic conditions over the past year and is showing renewed strength.
  Print services sales, which are now comprised solely of personalized print, were $703,000 in the first quarter of 2010, down 54.5% from $1.5 million in the first quarter of 2009. Of the decline, $772,000 was related to sales in the prior year’s first quarter for specialty print and direct mail.
  Personalized print sales were $703,000 for the first quarter of 2010, down 9.1% from $773,000 in the first quarter of 2009. The decrease was primarily because of weak buying patterns by customers for personal and corporate celebration-type events due to the economic environment.

David B. Lupp, Chief Operating Officer and Chief Financial Officer, noted, “We are making a concerted effort to provide our customers with highly reliable delivery dates that surpass their expectations and readily beat out the competition. In addition, for customers that find themselves in a challenging position, we have developed a rapid response solution to help them meet their customers’ requirements. This value added service is also appropriately priced for the significant convenience it offers.”

Expanded operating leverage; Continued efforts to create greater efficiencies and drive earnings power

Gross profit increased 26.5% to $1.8 million in the first quarter of 2010, compared with $1.4 million in the 2009 first quarter. Gross margin improved 340 basis points to 14.9% in the first quarter of 2010, compared with 11.5% in the first quarter of 2009. The increase in gross profit and margin was attributable to improved operational leverage and savings realized from the Company’s product line rationalization and productivity improvements, coupled with lower utility costs resulting from more favorable fuel costs and an improvement in the recycling market.

Selling, general and administrative (SG&A) expenses were down 11.1% to $1.8 million, or 14.8 % of revenue, in the first quarter of 2010, compared with $2.0 million, or 16.2% of revenue, in the first quarter of 2009. The decrease in SG&A expense was driven by the Company’s fiscal discipline and strict cost management, as well as by the rationalization of the specialty print and direct mail product line.

Adjusted earnings before interest, taxes, depreciation, amortization, and non-cash option expense (Adjusted EBITDA) was $906,000 in the first quarter of 2010, compared with $409,000 in the first quarter of 2009, reflecting the leverage obtained from improving the Company’s cost structure. The Company believes that when used in conjunction with GAAP measures, Adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of operating performance. (See the Reconciliation of Net Income (Loss) to Adjusted EBITDA in the attached table.)

The Company’s effective tax rate for the first quarter of 2010 was 33.3%. Tax expense for the three months ended April 3, 2010 related solely to federal and state minimum taxes. The Company has approximately $0.57 million in net operating loss carry forwards that can be applied to future income.

Liquidity

Cash and cash equivalents were $3.11 million at April 3, 2010, compared with $3.78 million at December 31, 2009. The decrease in cash and cash equivalents during the first three months of 2010 was primarily the result of capital expenditures, pay-down of an equipment loan, increase in restricted cash and working capital requirements, partially offset by proceeds from the sale of equipment.

Capital expenditures in the first quarter of 2010 were $263,000, compared with $345,000 in the same period the prior year. Capital spending continued to be focused on equipment and system improvements. Fiscal year 2010 capital expenditures are expected to be between approximately $1.6 million to $1.8 million. Depreciation and amortization for the first three months of 2010 was $688,000, compared with $914,000 in the first quarter of 2009.

MOD-PAC had access to a $5.0 million committed line of credit with a commercial bank, which expired in March 2010. The Company has a commitment to secure a new line of credit agreement. MOD-PAC believes its cash on hand and the cash it generates from operations is sufficient for its working capital and capital spending requirements throughout 2010.

There were no shares repurchased by the Company during the first three months of 2010. MOD-PAC has authorization to repurchase 75,885 shares.

Outlook

Mr. Keane concluded, "We have made solid progress and will work to maintain our momentum into the future. With the changes that we have made to the organization, we have focused our resources on our core products, and will continue to evolve our value propositions to enable us to be leaders in the markets we serve, and to operate a flexible business model that generates operating leverage. Our objective in 2010 is to continually improve our productivity and maintain our cost discipline, as we refine and focus our sales and marketing efforts.”

Webcast and Conference Call

The release of the financial results will be followed today by a company-hosted teleconference at 1:30 pm ET. During the teleconference, Daniel G. Keane, President and Chief Executive Officer, and David B. Lupp, Chief Operating Officer and Chief Financial Officer will review the financial and operating results for the period. A question-and-answer session will follow.

The MOD-PAC conference call can be accessed the following ways:

  The live webcast can be found at http://www.modpac.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.
  The teleconference can be accessed by dialing (201) 689-8562 and requesting conference ID number 348535 approximately 5 - 10 minutes prior to the call.
  The archived webcast will be at http://www.modpac.com. A transcript will also be posted once available.
  A replay can also be heard by calling (201) 612-7415, and entering account number 3055 and conference ID number 348535. The telephonic replay will be available from 4:30 p.m. ET the day of the teleconference until 11:59 p.m. ET on May 11, 2010.

ABOUT MOD-PAC CORP.

MOD-PAC CORP. is a high value-added, on demand print services firm providing products and services in two product categories: folding cartons and personalized print. Within folding cartons, MOD-PAC provides CUSTOM FOLDING CARTONS for branded and private label consumer products in the food and food service, healthcare, medical and automotive industries. The Company also offers a line of STOCK PACKAGING primarily to the retail confectionary industry. MOD-PAC’s PERSONALIZED PRINT product line is a comprehensive offering for consumer and corporate social occasions.

MOD-PAC’s strategy for growth is to leverage its capabilities to innovate and aggressively integrate technology into its production operations providing cost-effective solutions for its customers. Through its large, centralized facility, the Company has captured significant economies of scale by channeling large numbers of small-to-medium-sized orders through its operations due to its rapid order change out skills. Applying its lean manufacturing processes coupled with state-of-the-art printing technologies, MOD-PAC is able to address short-run, highly variable content needs of its customers with quick turn around times relative to industry standards.

Additional information on MOD-PAC can be found at its website: http://www.modpac.com.

Safe Harbor Statement:

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of internet related sales, the effectiveness of agreements with print distributors and other factors which are described in MOD-PAC’s annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW

MOD-PAC CORP.
CONSOLIDATED INCOME STATEMENT DATA
(unaudited)

(in thousands except per share data)
	Three months ended
	4/3/2010	4/4/2009
Revenue
Product sales	$11,884	$12,210
Rent	132	116
Total revenue	12,016	12,326
Cost of products sold	10,220	10,906
Gross profit	1,796	1,420
Gross profit margin	14.9%	11.5%
Selling, general and administrative expense	1,777	1,999
Income (loss) from operations	19	(579)
Operating profit (loss) margin	0.2%	-4.7%
Interest expense	53	63
Other (income) expense	(64)	11
Income (loss) before taxes	30	(653)
Income tax expense (benefit)	10	(120)
Net income (loss)	$20	$(533)

Basic earnings (loss) per share:	$0.01	$(0.16)
Diluted earnings (loss) per share:	$0.01	$(0.16)

Weighted average diluted shares outstanding	3,575	3,430

MOD-PAC CORP.
PRODUCT LINE REVENUE DATA
(unaudited)
($, in thousands)
	Three Months Ended		%	2010 YTD
	4/3/2010	4/4/2009	change	% of Total
FOLDING CARTONS
Custom folding cartons	$8,679	$8,491	2.2%	73.0%
Stock packaging	2,502	2,174	15.1%	21.1%
Folding cartons subtotal	11,181	10,665	4.8%	94.1%

PRINT SERVICES
Personalized	703	773	-9.1%	5.9%
Specialty print and direct mail	0	772	-100.0%	0.0%
Print services subtotal	703	1,545	-54.5%	5.9%

Total product revenue	$11,884	$12,210	-2.7%	100.0%

MOD-PAC CORP. CONSOLIDATED BALANCE SHEET

(dollars in thousands)
	(Unaudited)
	April 3, 2010	December 31, 2009
Current assets:
Cash and cash equivalents	$3,105	$3,780
Restricted cash	225	-

Accounts receivable	4,795	4,975
Allowance for doubtful accounts	(121)	(155)
Net accounts receivable	4,674	4,820
Inventories	4,090	4,258
Prepaid expenses	644	297
Total current assets	12,738	13,155

Property, plant and equipment, at cost:
Land	1,170	1,170
Buildings and equipment	12,406	12,389
Machinery and equipment	49,815	49,129
Construction in progress	278	990
	63,669	63,678
Less accumulated depreciation	(48,663)	(48,262)
Net property, plant and equipment	15,006	15,416
Assets held for sale	75	171
Other assets	460	459
Totals assets	$28,279	$29,201

Current liabilities:
Current maturities of long-term debt	$168	$202
Accounts payable	1,915	2,567
Accrued expenses	531	803
Total current liabilities	2,614	3,572

Long-term debt	2,176	2,292
Other liabilities	35	38
Total liabilities	4,825	5,902

Shareholders' equity:
Common stock, $.01 par value, authorized 20,000,000 shares,
issued 3,457,549 in 2010, 3,453,863 in 2009	35	35
Class B common stock, $.01 par value, authorized 5,000,000
shares, issued 624,699 in 2010, 628,385 in 2009	6	6
Additional paid-in capital	2,789	2,654
Retained earnings	26,839	26,819
	29,669	29,514
Less treasury stock at cost, 650,698 shares in 2010 and 2009	(6,215)	(6,215)
Total shareholders' equity	23,454	23,299

Total liabilities and shareholders' equity	$28,279	$29,201

MOD-PAC CORP. CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)	(Unaudited)
	Three Months Ended
	April 3, 2010	April 4, 2009
Cash flows from operating activities:
Net income (loss)	$20	$(533)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	688	914
Provision for doubtful accounts	(26)	(5)
Stock option compensation expense	135	85
Deferred income taxes	-	(118)
(Gain) loss on disposal of assets	(38)	24
Cash flows from changes in operating assets and liabilities:
Accounts receivable	172	(108)
Inventories	168	(26)
Prepaid expenses	(347)	(190)
Other liabilities	(3)	1
Accounts payable	(652)	(680)
Accrued expenses	(272)	(80)

Net cash used in operating activities	(155)	(716)

Cash flows from investing activities:
Proceeds from the sale of assets	123	6
Change in other assets	(5)	(69)
Capital expenditures	(263)	(345)

Net cash used in investing activities	(145)	(408)

Cash flows from financing activities:
Principal payments on long-term debt	(150)	(41)
Increase in restricted cash	(225)	-
Increase in line of credit	-	1,100

Net cash (used in) provided by financing activities	(375)	1,059

Net decrease in cash and cash equivalents	(675)	(65)

Cash and cash equivalents at beginning of year	3,780	200

Cash and cash equivalents at end of period	$3,105	$135

MOD-PAC CORP.
Reconciliation between GAAP Net Loss and Adjusted EBITDA

(in thousands)	Three Months Ended
	4/3/2010	4/4/2009

GAAP Net Income (Loss)	$20	($533)

Interest	53	63
Taxes	10	(120)
Depreciation and amortization	688	914
Stock-based compensation	135	85

Adjusted EBITDA	$906	$409

Adjusted EBITDA = earnings before interest, taxes, depreciation and amortization, and non-cash stock option expense.

CONTACT:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
Dpawlowski@keiadvisors.com